EXHIBIT 99.1
Press Release
Media Contact:
      Terri Deuel
      Internet Commerce Corporation
      678-533-8003
INTERNET COMMERCE CORPORATION ANNOUNCES FINANCIAL RESULTS FOR SECOND QUARTER FISCAL 2006
Norcross, Georgia — March 17, 2006 - Internet Commerce Corporation (ICC) (NasdaqCM: ICCA), a leader in business-to-business e-commerce solutions, today announced financial results for its fiscal second quarter ended January 31, 2006.
“We are pleased with our results for the first half of fiscal year 2006,” said Thomas J. Stallings, chief executive officer of ICC. “We realized excellent earnings-per-share improvements in the first six months of the year as a result of our vigilant management of the business. With a strong earnings and a solid balance sheet, we are in a position to invest in development, marketing and sales with targeted initiatives aimed at gaining a stronger foothold in the market and increasing our profitability. While investing in the business, however, we will continue with our constant and careful expense reviews and capitalize on opportunities to improve long-term financial health.”
“With the Kodiak Group, Inc. acquisition in November 2005, we developed and began to execute a plan for streamlining expenses and optimizing efficiencies,” said Glen Shipley, chief financial officer for ICC. “Some cost-cutting measures, including one time charges, were incurred during this quarter. Others will occur during the second half of the fiscal year.”
Shipley added that the cost-cutting plan focuses on long-term financial strength and is vital to an improved cost structure going forward.
Second Quarter Fiscal 2006 Results
Second quarter revenue from continuing operations in fiscal 2006 was $5.01 million, up 43.5% compared with the second quarter of fiscal 2005 revenues of $3.49 million. Net income was $372 thousand compared with net loss of $288 thousand a year ago, an increase of $660 thousand. Basic and diluted income per common share of $0.01 and $0.02, respectively from continuing operations compared with basic and diluted loss of $0.02 per common share in the same period of fiscal 2005, an increase of $0.03 and $0.04, respectively.
The Company further reported that it achieved Earnings Before Interest, non-cash compensation, Taxes, Depreciation and Amortization (Adjusted “EBITDA”) of $895 thousand in the second quarter of fiscal 2006 as compared to Adjusted EBITDA during the second quarter of fiscal 2005 of $257 thousand. Adjusted EBITDA is not a financial measure within generally accepted accounting principles (GAAP). The Company believes that this presentation of Adjusted EBITDA provides useful information to investors regarding certain additional financial and business trends relating to its financial condition and results of operations. A reconciliation of this non-GAAP financial measure to net income for all periods presented is attached.
The Company reported one-time charges of $360 thousand in the second quarter of fiscal 2006 including severance and other employment related expenses payments and costs for facilities restructuring.
Second quarter revenue growth of 43.5% from second quarter fiscal 2005 to second quarter fiscal 2006 was driven by both business segments. In the ICC.NETTM segment, second quarter revenues from continuing operations were $3.12 million, up 13.8% from $2.74 million in the fiscal 2005 period. This revenue represented 62.3% of consolidated revenue in the second quarter compared to 78.5% of consolidated revenue in the year ago period.

Revenues from the Service Bureau segment were $1.9 million, an increase of 151.6% compared $752 thousand in the second quarter of fiscal 2005. This revenue represented 37.7% of consolidated revenue in the second quarter compared to 21.5% of consolidated revenue in the year ago period.
The Company’s total gross profit margin from continuing operations improved to 65.1% in second quarter fiscal 2006 from 61.6% in the second quarter of last fiscal year. Total expenses from continuing operations increased 21.8% in second quarter fiscal 2006 from the prior-year period to $4.61 million from $3.79 million principally as a result of the additional costs from the Kodiak Group Inc.’s operations.
Six Month Fiscal 2006 Results
For the six months ended January 31, 2006, revenues from continuing operations totaled $10.03 million, up 38.5% compared with first half fiscal 2005 revenues of $7.24 million. Net income was $1.09 million compared to a net loss of $690 thousand for the same period in fiscal 2005, an increase of $1.78 million. Basic and diluted income per common share from continuing operations was $0.05 compared with a loss of $0.05 per basic and diluted common share for the fiscal 2005 period, an increase of $0.10.
The Company further reported that it achieved Adjusted EBITDA of $2.2 million in the first six months of fiscal 2006 as compared to $445 thousand of Adjusted EBITDA during the first six months of fiscal 2005. The Company believes that this presentation of Adjusted EBITDA provides useful information to investors regarding certain additional financial and business trends relating to its financial condition and results of operations. A reconciliation of this non-GAAP financial measure to net income for all periods presented is attached.
Six month revenue growth of 38.5% was driven by both business segments. In the ICC.NETTM segment, six month revenues from continuing operations were $6.15 million, up 10.6% from $5.57 million the same fiscal 2005 period. This revenue represented 61.4% of consolidated revenue in the first half of fiscal 2006 compared to 76.9% of consolidated revenue in the year ago period. Revenues from the Service Bureau segment were $3.88 million, an increase of 131.6% compared with $1.67 million in the first six months of fiscal 2005. This revenue represented 38.6% of consolidated revenue compared to 23.1% of consolidated revenue in the year ago period.
The Company’s total gross profit margin from continuing operations improved to 63.6% in the first six months of fiscal 2006 from 61.9% in the first six months of last fiscal year. Total expenses from continuing operations increased 12.0% in first half of fiscal 2006 from the prior-year period to $8.9 million from $7.94 million principally as a result of the additional costs from the Kodiak Group Inc.’s operations.
The company ended the first six months of fiscal 2006 with over $4 million of cash on hand. The balance sheet remains strong, and the company is well positioned to take advantage of opportunities.
Forward-Looking and Cautionary Statements
Except for the historical information and discussion contained herein, statements contained in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in the company’s filing with the U.S. Securities and Exchange Commission (SEC).
About Internet Commerce Corporation (ICC)
 Internet Commerce Corporation (ICC), headquartered in Norcross, GA, is a leader in business-to-business e-commerce solutions. Thousands of customers rely on ICC’s comprehensive line of solutions, in-depth expertise, and unmatched customer service to help balance cost, fit, and function required to meet unique requirements for trading partner compliance, coordination, and collaboration. With its software solutions, network services, hosted web applications, managed services, and consulting services, ICC is the trusted provider of solutions for businesses, regardless of size and level of technical sophistication, to connect with their trading communities. For more information, visit www.icc.net.

INTERNET COMMERCE CORPORATION
Consolidated Statements of Operations (unaudited)
(in thousands, except for share and per share amounts)

	Three Months Ended		Six Months Ended
	January 31,		January 31,
	2006	2005	2006	2005
Service revenues	$5,012	$3,493	$10,030	$7,240

Expenses:
Cost of services (including non-cash compensation of $5 and $11 for the three and six months ended January 31, 2006 respectively, and of $1 and $3 for the three and six months ended January 31, 2005 respectively)	1,750	1,341	3,655	2,761
Product development and enhancement (including non-cash compensation of $5 and $8 for the three and six months ended January 31, 2006 respectively, and of $7 and $15 for the three and six months ended January 31, 2005 respectively)	207	249	310	479
Selling and marketing (including non-cash compensation of $18 and $24 for the three and six months ended January 31, 2006 respectively, and of $8 and $11 for the three and six months ended January 31, 2005 respectively)	577	710	993	1,551
General and administrative (including non-cash compensation of $259 and $432 for the three and six months ended January 31, 2006 respectively, and of $177 and $375 for the three and six months ended January 31, 2005 respectively)	2,081	1,488	3,935	3,149

	4,615	3,788	8,893	7,940

Operating income(loss)	397	(295)	1,137	(700)

Other income and (expense):
Interest and investment income	35	8	60	14
Interest expense	(77)	(1)	(113)	(4)
Other income (expense)	10	—	27	—

	(32)	7	(26)	10

Net income(loss) before provision for income taxes	365	(288)	1,111	(690)
Provision for income taxes, current	(7)	—	17	—

Net Income (loss)	372	(288)	1,094	(690)

Dividends on preferred stock	(102)	(101)	(201)	(201)

Net income(loss) attributable to common stockholders	$270	$(389)	$893	$(891)

Basic income/(loss) per common share	$0.01	$(0.02)	$0.05	$(0.05)

Diluted income/(loss) per common share	$0.02	$(0.02)	$0.05	$(0.05)

Anti-dilutive stock options and warrants outstanding	1,652,695	7,514,464	2,527,457	7,814,464
Weighted average number of common shares outstanding — basic	19,462,025	19,130,186	19,560,428	19,094,325

Weighted average number of common shares outstanding — diluted	22,124,182	19,932,294	21,865,940	19,730,300

INTERNET COMMERCE CORPORATION
Consolidated Balance Sheets
(in thousands)

	January 31,	July 31,
	2006	2005
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$4,294	$3,983
Accounts receivable, net of allowance for doubtful accounts and allowance for sales returns and allowances of $569 and $582, respectively	3,623	3,476
Prepaid expenses and other current assets	520	404

Total current assets	8,437	7,863
Restricted cash	417	417
Property and equipment, net	683	630
Goodwill	3,884	3,843
Other intangible assets, net	1,755	1,773
Other assets	45	32

Total assets	$15,221	$14,558

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$510	$226
Accrued expenses	626	1,491
Accrued dividends — preferred stock	34	232
Deferred revenue	142	152
Capital lease obligation	—	4
Other current liabilities	418	894

Total current liabilities	1,730	2,999
Long-term lease liability from acquisition	1,087	1,217

Total liabilities	2,817	4,216

Stockholders’ Equity:
Preferred stock	*	*
Common stock	198	194
Additional paid-in capital	96,777	95,814
Accumulated deficit	(84,571)	(85,666)

Total stockholders’ equity	12,404	10,342

Total liabilities and stockholders’ equity	$15,221	$14,558

* less than 1,000

INTERNET COMMERCE CORPORATION
Supplemental Financial Data (Unaudited)

Reconciliation of Net Income (Loss) to	Three	Three	Six	Six
Adjusted EBITDA Consolidated	Months Ended	Months Ended	Months Ended	Months Ended
	January 31,	January 31,	January 31,	January 31,
(in thousands)	2006	2005	2006	2005
Net income (loss)	$372	$(288)	$1,094	$(690)
Less: Net interest and investment (income) expense	32	(7)	26	(10)
Depreciation and amortization	211	359	615	741
Income taxes	(7)	—	17	—
Non-cash charges for stock-based compensation	287	193	475	404

Adjusted EBITDA	$895	$257	$2,227	$445